Filed pursuant to Rule 424(b)(3)

Registration No. 333-282942

21SHARES XRP ETF

SUPPLEMENT NO. 6 DATED AUGUST 26, 2026

TO THE PROSPECTUS DATED DECEMBER 10, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of 21Shares XRP ETF (the “Trust”), dated December 10, 2025 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to include the Trust’s Current Report on Form 8-K filed on August 26, 2026.

Current Report on Form 8-K

On August 26, 2026, the Trust filed its Current Report on Form 8-K (the “Report”) with the Securities and Exchange Commission. The Report (without exhibits) is attached to this Supplement.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2026

21SHARES XRP ETF

(Exact name of registrant as specified in its charter)

Delaware	001-42966	33-6479139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

158 W. 27th Street
New York, New York	10001
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (646) 370-6016

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Beneficial Interest of 21Shares XRP ETF	TOXR	Cboe BZX Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Benchmark Licensing Agreement

On August 20, 2026, 21Shares US LLC (the “Sponsor”) entered into a licensing agreement (the “Benchmark Licensing Agreement”) with FTSE International Limited (“FTSE” or the “Benchmark Provider”). Entry into the Benchmark Licensing Agreement follows the Sponsor’s notice, provided on June 30, 2026 and previously disclosed, of the termination, effective August 31, 2026, of the Sponsor’s licensing agreement with CF Benchmarks Ltd. relating to the use of the CME CF XRP-Dollar Reference Rate - New York Variant. Pursuant to the Benchmark Licensing Agreement, FTSE will provide each of the Sponsor, 21Shares XRP ETF (the “Trust”), and their affiliates a non-exclusive, non-transferable, non-sub-licensable, worldwide license to access, view and use the FTSE XRP Index (the “Pricing Benchmark”) to develop, create, calculate, settle, maintain or support and market the Trust. Beginning August 27, 2026, the Trust will value its shares of beneficial interest (“Shares”) and calculate its net asset value by reference to the Pricing Benchmark in place of the CME CF XRP-Dollar Reference Rate - New York Variant. Such license is expected to have a one-year initial term and will automatically be renewed for successive one-year periods, unless terminated pursuant to its terms.

FTSE is a company incorporated and registered in England, and its principal offices are located at 10 Paternoster Square, London, EC4M 7LS, United Kingdom. FTSE is experienced in calculating and administering digital asset indices. FTSE is unaffiliated with the Sponsor.

Amendment No. 1 to the Sponsor Agreement

On August 26, 2026, the Trust entered into Amendment No. 1 to the Sponsor Agreement, by and between the Trust and the Sponsor (the “Amendment No. 1 to the Sponsor Agreement”), to change the timing of payment of the sponsor fee the Sponsor receives from the Trust as compensation for the Sponsor’s services rendered to the Trust (the “Sponsor Fee”) from weekly in arrears to at least quarterly in arrears, in each case payable in XRP.

The foregoing descriptions of the Benchmark Licensing Agreement and Amendment No. 1 to the Sponsor Agreement are summaries, do not purport to be complete, and are qualified in their entirety by reference to the full text of the Benchmark Licensing Agreement and Amendment No. 1 to the Sponsor Agreement, copies of which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 26, 2026, the Sponsor and CSC Delaware Trust Company, the Trustee of the Trust, entered into a Fourth Amended and Restated Trust Agreement (the “Trust Agreement”). The Trust Agreement made changes to the Third Amended and Restated Trust Agreement to reflect (i) the Trust’s use of the FTSE XRP Index in place of the CME CF XRP-Dollar Reference Rate - New York Variant, (ii) the change in timing of payment of the Sponsor Fee and (iii) various other ministerial, technical, conforming and clarifying revisions, none of which materially impact the rights of the Trust or holders of Shares. A copy of the Trust Agreement is filed as Exhibit 3.1 hereto.

Item 9.01 Financial Statements and Exhibits.

3.1	Fourth Amended and Restated Trust Agreement, dated as of August 26, 2026.
10.1†	Benchmark Licensing Agreement, dated as of August 20, 2026, between the Sponsor and FTSE.
10.2	Amendment No. 1 to the Sponsor Agreement, dated as of August 26, 2026, between the Trust and the Sponsor.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	Certain portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K because the omitted information is (i) not material and (ii) the registrant customarily and actually treats that information as private or confidential. The registrant agrees to furnish supplementally an unredacted copy of this exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 26, 2026	21SHARES XRP ETF

21Shares US LLC, as Sponsor of 21Shares XRP ETF

	By:	/s/ Duncan Moir
	Name:	Duncan Moir
	Title:	President

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